Exhibit (a)(1)(I)

AMENDMENT TO

AMENDED AND RESTATED 1986 STOCK OPTION PLAN

OF

GENERAL COMMUNICATION, INC.

This Amendment (this “Amendment”) to the Amended and Restated 1986 Stock Option Plan of General Communication, Inc. (as amended, the “Plan”) is made and shall be effective, subject to shareholder approval, as of May 1, 2009.

Whereas, General Communication, Inc., an Alaska corporation (the “Company”), has adopted and maintains the Plan;

Whereas, Section 11 of the Plan states that the Company may amend, suspend or terminate the Plan at any time, subject to the approval of the Company’s shareholders in certain circumstances; and

Whereas, the Company now desires to amend the Plan.

Now, therefore, the Company hereby amends the Plan as follows:

1.                                       Terms used with capitalized letters will have the meanings specified in the Plan unless otherwise defined below, applicable to both singular and plural forms, as well as all verb tenses, for all purposes of this Amendment.

2.                                       The Plan is hereby amended as follows:

A new Section 12.11 shall be added to the Plan as follows:

“12.11            Option Exchange.  Notwithstanding any other provision of the Plan to the contrary, the Board of Directors of the Company or the Company’s Compensation Committee may provide for, and the Company may implement, a one-time-only Option exchange offer, pursuant to which certain outstanding Options could, at the election of the Participant, be tendered to the Company for cancellation in exchange for the issuance of a lesser amount of Restricted Stock, provided that such one-time-only Option exchange offer is commenced within 12 months of the date that this Section 12.11 is approved by the shareholders of the Company in accordance with Section 11 of the Plan.”

3.                                       This Amendment shall not be effective, and the terms of the Plan shall not be amended hereby, unless and until this Amendment is approved by the shareholders of the Company in accordance with Section 11 of the Plan.

4.                                       Except as modified by this Amendment, all other terms and conditions of the Plan shall remain in full force and effect, and this Amendment shall be governed by all provisions thereof.

IN WITNESS WHEREOF, the undersigned has executed this Amendment to be effective as set forth herein.

GENERAL COMMUNICATION, INC.

By:	/s/ RONALD A. DUNCAN
Name:	Ronald A. Duncan
Title:	President and Chief Executive Officer